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                                                                   EXHIBIT 5.1


                                 March 1, 1999


IA Corporation I
1900 Powell Street, Suite 600
Emeryville, California 94608-1840

       RE:  REGISTRATION STATEMENT OF FORM S-8
            ----------------------------------

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 1, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,224,311 shares of your Common Stock (the "Shares") reserved for issuance under the 1996 Stock Plan and the 1998 Employee Stock Purchase Plan (collectively, the "Plans") and the shares underlying the nonstatutory stock option grants (the "Agreements"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the Agreements.

       It is our opinion that, when issued and sold in the manner referred to in the Agreements and the Plans and pursuant to the respective agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                              Very truly yours,

                              /s/ WILSON SONSINI GOODRICH & ROSATI
                              __________________________________________
                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation